Exhibit 10.2

EXECUTION VERSION

PINEDALE CORRIDOR, LP

a Delaware Limited Partnership

FIRST AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

Dated as of December 20, 2012

TABLE OF CONTENTS

Page
ARTICLE 1	DEFINITIONS	1
1.1	Definitions	1
1.2	Interpretation	10
ARTICLE II	FORMATION OF THE PARTNERSHIP	10
2.1	Formation; Governmance by the Act	10
2.2	Name and Place of Business	10
2.3	Filings and Registrations	10
2.4	Term	10
2.5	Organizational Expenses and LGS Transaction Expenses	10
2.6	Partner Representations and Warranties	11
2.7	Special Purpose Bankruptcy Remote Entity Provisions	11
2.8	LGS Lease and LGS Equity Investors’ Agreement; Indemnification	11
2.9	Indemnification	11
ARTICLE III	PURPOSE	12
3.1	Business Purpose	12
3.2	Powers	12
ARTICLE IV	CAPITAL CONTRIBUTIONS; PARTNERSHIP INTERESTS	12
4.1	Nominal Initial Capital Contributions	12
4.2	Initial Capitalization	12
4.3	Additional Capital Contributions	13
4.4	Capital Accounts	13
4.5	No Right to Return of Capital Contributions; No Priority	13
4.6	Authority to Issue New Units; Participation Rights	14
4.7	Partner Loans	14
4.8	Conversion of General Partnership Interests	14
4.9	Unit Certificates	15
ARTICLE V	COMPENSATION OF GENERAL PARTNER	15
5.1	Reimbursement of Out-of-Pocket Costs	15
5.2	Management Fee	15
ARTICLE VI	ALLOCATIONS AND DISTRIBUTIONS	15
6.1	Non Liquidation Cash Distributions	15
6.2	Liquidation Distributions	15
6.3	Profits, Losses and Distributive Shares of Tax Items	16
6.4	Allocation of Income, Loss and Credits	16
6.5	Special Rules Regarding Allocation of Tax Items	16
6.6	No Priority	19

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6.7	Tax Withholding	19
ARTICLE VII	MANAGEMENT AND CONTROL	19
7.1	Management by the General Partner	19
7.2	Rights, Powers and Authority of General Partner	19
7.3	Actions Requiring a Class B Limited Partner Majority	20
7.4	Advisory Board; Observer Rights	22
7.5	Other Businesses of Partners	23
7.6	Exculpation and Indemnification	23
7.7	Partnership Assets to be Used First	24
7.8	No Preferential Transactions with Partners	24
ARTICLE VIII	ACCOUNTING AND BANK ACCOUNTS	24
8.1	Books and Records	24
8.2	Taxable and Fiscal Year	25
8.3	Reporting	25
8.4	Tax Returns and Elections; Tax Matters Partner	25
8.5	Section 754 Election	26
8.6	Bank Accounts	26
ARTICLE IX	LIMITED PARTNERS	26
9.1	Rights of Limited Partners	26
9.2	Limitation of Limited Partners’ Liability	26
9.3	Power of Attorney	26
9.4	Changes in Addresses	27
9.5	General Partner as Limited Partner	27
ARTICLE X	TRANSFERS OF PARTNERSHIP INTERESTS BY LIMITED PARTNERS	27
10.1	General Restrictions	27
10.2	Permitted Transfers	28
10.3	Substitute Limited Partners	28
10.4	Effect of Bankruptcy, Death, Incompetency or Termination of a Limited Partner	28
10.5	Effect of Admission as a Substitute Limited Partner	29
10.6	Withdrawal of a Limited Partner	29
10.7	Right of First Bid	29
10.8	Tag-Along Right in Favor of Class B Limited Partnership Interests	30
ARTICLE XI	CHANGES IN THE GENERAL PARTNER AND TRANSFERS OF GENERAL PARTNERSHIP INTERESTS	31
11.1	General Restrictions	31
11.2	Permitted Transfers	32
11.3	Withdrawal or Removal of a General Partner	32
11.4	Effect of Withdrawal or Removal of a General Partner	32
11.5	Additional or Successor General Partners	34
11.6	Changes in General Partners	35

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ARTICLE XII	DISSOLUTION AND TERMINATION	35
12.1	Events Causing Dissolution	35
12.2	Effect of Dissolution	35
12.3	Application of Proceeds	36
ARTICLE XIII	DISPUTE RESOLUTION	36
13.1	Disputes	36
13.2	Negotiations to Resolve Disputes	36
13.3	Arbitration	36
13.4	Survival	37
ARTICLE XIV	MISCELLANEOUS	37
14.1	Meetings	37
14.2	Title to Assets	38
14.3	Nature of Interest in the Partnership	38
14.4	Notices	38
14.5	Third Party Beneficiaries	38
14.6	Entire Agreement	38
14.7	Amendments	38
14.8	Governing Law	38
14.9	Severability	39
14.10	Binding Agreement	39
14.11	Headings	39
14.12	Counterparts; Electronic Delivery	39

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PINEDALE CORRIDOR, LP

FIRST AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT

THIS FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of Pinedale Corridor, LP (the “Partnership”) is made and entered into as of December 20, 2012 (the “Effective Date”) by and among the Partnership, Pinedale GP, Inc., a Delaware corporation (the “General Partner”) and each Person set forth from time to time on Exhibit A attached hereto, as the Limited Partners.  The General Partner and the Limited Partners are sometimes collectively referred to herein as the “Partners” or, individually, as a “Partner.”

RECITALS

A.           The General Partner formed the Partnership by filing the Certificate with the Secretary of State of the State of Delaware on December 3, 2012 (the “Formation Date”).

B.           The General Partner and the Initial Limited Partner entered into the Limited Partnership Agreement for the Partnership (the “Original Partnership Agreement”) on the Formation Date.

C.           The parties hereto desire to associate themselves together through the Partnership for the conduct of the Business, and, in connection therewith, to amend and restate the Original Partnership Agreement in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, and undertakings herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  As used herein, the following terms shall have the following meanings unless the context otherwise specifies:

“AAA” has the meaning set forth in Section 13.3(a).

“AAA Rules” has the meaning set forth in Section 13.3(a).

“Acceptance Notice” has the meaning set forth in Section 10.7(c).

“Accountant” means the firm of independent public accountants engaged by the Partnership from time to time.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:  (i) increased for any amounts such Partner is unconditionally obligated to restore and the amount of such Partner's share of Partnership Minimum Gain and Partner Minimum Gain after taking into account any changes during such year; and (ii) reduced by the items described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.  However, for purposes of this Agreement, the Partnership shall not be deemed to be an Affiliate of any of the Partners.

“Agreement” means this Agreement of Limited Partnership of Pinedale Corridor, LP, as amended from time to time.

“Arbitration Notice” has the meaning set forth in Section 13.3(a).

“Assignee” means a Person to whom a Limited Partnership Interest has been transferred, by transfer, assignment, or otherwise, in a manner permitted under this Agreement, but who has not become a Substitute Limited Partner.

“Available Cash” means the gross cash proceeds of the Partnership less any amount used by the Partnership to pay, or to establish reserves for the payment by the Partnership of, operating costs, capital expenditures, debt payments, and any other expenditures or contingencies of the Partnership, all as determined by the General Partner.

“Bankruptcy Action” means, with respect to any Person, if such Person:

(a)           makes an assignment for the benefit of creditors,

(b)           files a voluntary petition in bankruptcy,

(c)           is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings,

(d)           consents to, orchestrates or participates in the orchestration of, or files a petition or answer seeking for itself, any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation,

(e)           files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding,

(f)           seeks, consents to, orchestrates or participates in the orchestration of, or acquiesces in the appointment of a trustee, receiver, liquidator, sequestrator, custodian or any similar official of or for such Person or of all or any substantial part of its properties,

(g)           fails to cause the dismissal of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation within one hundred twenty (120) days after the commencement of such proceeding,

(h)           fails to cause the vacation or stay of any appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties made without such Person’s consent or acquiescence, within ninety (90) days after such appointment and, if stayed within such time period, the vacation of such appointment within ninety (90) days after the expiration of such stay, or

(i)           takes any action in furtherance of any of the foregoing.

“Beneficial Owner” a Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own” and have “beneficial ownership of” any equity interests or other securities:

(a)           which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise;

(b)           which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any equity interest or other security under this subparagraph (b) as a result of an agreement, arrangement or understanding to vote such equity interest or other security if such agreement, arrangement or understanding: (i) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (ii) is not also then reportable by such Person on a Schedule 13D under the Exchange Act (or any comparable or successor report); or

(c)           which are “beneficially owned,” directly or indirectly, by any other Person (or any Affiliate thereof) with which such Person (or any of such Person’s Affiliates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (b)) or disposing of any voting equity interests or other securities of the Company;

provided, however, that (x) a Person engaged in business as an underwriter of securities shall not be deemed the “Beneficial Owner” of or to “beneficially own” any equity interests or other securities acquired through such Person’s participation in good faith in a firm commitment underwriting and (y) the existence of rights of first bid, pre-emptive rights, drag along rights, or tag along rights set forth in this Agreement shall not themselves cause one Person to be deemed the Beneficial Owner of Company Equity Interests held by one or more other Partners.

“Bid” has the meaning set forth in Section 10.7(b).

“Bid Price” has the meaning set forth in Section 10.7(b).

“Bid Terms” has the meaning set forth in Section 10.7(b).

“Business” has the meaning set forth in Section 3.1.

“Capital Account” means the separate account established and maintained for each Partner by the Partnership pursuant to Section 4.4.

“Capital Contribution” means, with respect to a Partner, the total amount of cash and the Fair Value of property contributed by such Partner (or such Partner’s predecessor in interest) to the capital of the Partnership for such Partner’s Partnership Interest (which aggregate net amount is set forth opposite the name of such Partner on Schedule A attached hereto).

“Certificate” means the Certificate of Limited Partnership of the Partnership duly filed in accordance with the Act, as amended from time to time.

“Class A Limited Partnership Interests” means, at any time, the Limited Partnership Interests, if any, into which General Partnership Interests have been converted pursuant to Section 4.8 and as may otherwise be issued from time to time, without regard to the identity of the Limited Partner or Limited Partners holding such Limited Partnership Interests at such time.

“Class B Limited Partner Majority” means the affirmative vote or consent of Limited Partners holding a majority of the outstanding Units representing Class B Limited Partnership Interests held at the relevant time by all Limited Partners other than Limited Partners that are Affiliates of the General Partner.

“Class B Limited Partnership Interests” means, at any time, the Limited Partnership Interests described on Schedule A attached hereto as being held by Class B Limited Partners, as such schedule is in effect on the Effective Date and may be amended from time to time, without regard to the identity of the Limited Partner or Limited Partners holding such Limited Partnership Interests at such time.

“Code” means Title 11 of the United States Code, 11 U.S.C. Section 101 et seq., as amended.

“Company Equity Interests” means the equity interests issued by the Partnership, including the General Partnership Interests, the Limited Partnership Interests, or any other interest which would be classified as equity on the Partnership’s balance sheet under generally accepted accounting principles and any right to acquire such equity interests in the Partnership, including upon conversion or exercise of securities.  References herein to a percentage of Company Equity Interests means Company Equity Interests which confer on the holder thereof the right to receive the applicable percentage of dividends, distributions, including liquidating distributions, or other payments with respect to the Company Equity Interests.

“Credits” means all investment tax credits or other tax credits allowed by the Code with respect to the Partnership Properties or the activities of the Partnership.

“Debt” means (a) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (b) obligations as lessee under capital leases, (c) liabilities for the deferred purchase price of property (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (d) all liabilities which would appear on a balance sheet prepared in accordance with generally accepted accounting principles in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as capital leases, (e) all liabilities for borrowed money secured by any lien with respect to any property owned (whether or not the owner has assumed or otherwise become liable for such liabilities), (f) all liabilities in respect of letters of credit or instruments serving a similar function issued or accepted by banks and other financial institutions (whether or not representing obligations for borrowed money), and (g) obligations under guarantees of indebtedness or obligations of the kinds referred to in clause (a) through (f) of this definition.

“Dispute” has the meaning set forth in Section 13.1.

“Disqualified Person” has the meaning ascribed to such term in the LGS Equity Investors’ Agreement on the date hereof.

“Distributions” means any distributions by the Partnership to the Partners of cash, property, Liquidation Proceeds or other amounts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Value” of an asset means its fair market value, as reasonably determined by the General Partner (unless otherwise specified herein).

“Former General Partner” has the meaning set forth in Section 11.4(c).

“General Partner” means Pinedale GP, Inc., a Delaware corporation, and any of its successors and permitted assigns that is admitted to the Partnership as a general partner of the Partnership, in each such Person’s capacity as a general partner of the Partnership.

“General Partner Parties” has the meaning set forth in Section 7.6(a).

“General Partnership Interest” means the interest in the Partnership held by a General Partner in its capacity as a general partner of the Partnership.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, court, commission, board, bureau, agency, or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department, or branch of any of the foregoing.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a), except that for this purpose (i) all items of income, gain, deduction or loss required to be separately stated by Code Section 703(a)(1) shall be included in taxable income or loss; (ii) tax exempt income shall be added to taxable income or loss; (iii) any expenditures described in Code Section 705(a)(2)(B) (or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss shall be subtracted; and (iv) taxable income or loss shall be adjusted to reflect any item of income, gain, loss or deduction specifically allocated in Article VI.

“Initial Limited Partner” means TTO.

“Leased Property” has the meaning set forth in the LGS Lease, and includes (i) the Liquids Gathering System (as defined in the LGS Lease) and the Personal Property (as defined in the LGS Lease) and (ii) any Permitted Capital Improvements and Additional Lines (as defined in the LGS Lease), Parts (as defined in the LGS Lease), and other assets or properties that are included from time to time in the Leased Property in accordance with the Lease, in all cases irrespective of whether, at the relevant time, the Leased Property is leased by the Partnership to Ultra Newco (or a successor lessee) under the LGS Lease.

 “LGS Equity Investors’ Agreement” means that certain Equity Investors’ Agreement, dated as of the Effective Date, among the Partnership, Ultra Newco, Pinedale GP, Inc., TTO, and Ross Avenue Investments, a copy of which is attached hereto as Exhibit B.

“LGS Financing Documents” means (i) that certain Term Credit Agreement, dated as of December 7, 2012, among the Partnership (as Borrower), KeyBank National Association (as Lender and Agent), the other lender parties thereto from time to time, KeyBanc Capital Markets and Bank of America Merrill Lynch, (as Co-Arrangers, Co-Syndication Agents, and Co-Documentation Agents), KeyBanc Capital Markets (as Sole Book Runner), and the other lender parties thereto from time to time (the “Credit Agreement”), (ii) all ancillary agreements, instruments, certificates, and other documents under which the Partnership’s obligations under the Credit Agreement are secured, or that are otherwise delivered in connection with or pursuant to the Credit Agreement, and (iii) all agreements, instruments, certificates, and other documents that amend or replace any of the foregoing, pursuant to a refinancing transaction or otherwise.

“LGS Lease” means that certain Lease, dated as of the Effective Date, between the Partnership and Ultra Newco.

“LGS Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of December 7, 2012 (as amended December 12, 2012) between the Partnership and Ultra Wyoming.

“LGS Transaction” means the transactions contemplated by the LGS Purchase Agreement, the LGS Lease, and the LGS Financing Documents.  For clarity, the LGS Transaction shall not include any issuance of equity by TTO to fund its Capital Contributions.

“LGS Transaction Documents” means the LGS Purchase Agreement, the LGS Lease, the LGS Financing Documents, the LGS Equity Investors’ Agreement, and any other agreement, instrument, or other document to which the Partnership is a party or by which the Partnership is bound in connection with the LGS Transaction, as any such agreements, instruments, or documents may be amended from time to time.

“Lien” means any mortgage lien, deed of trust lien, vendor’s lien, security interest, mechanic’s or materialman’s lien, or other lien or security interest.

“Limited Partner” means each Person executing this Agreement as a limited partner and whose name is set forth from time to time on Exhibit A attached hereto, including any Substitute Limited Partner, in each such Person's capacity as a limited partner of the Partnership.

“Limited Partner Parties” has the meaning set forth in Section 7.6(a).

“Limited Partnership Interest” means the interest in the Partnership held by a Limited Partner in its capacity as a limited partner of the Partnership.

“Liquidation Proceeds” means all Partnership Properties at the time of liquidation of the Partnership and all proceeds thereof.

“Management Fee” has the meaning set forth in Section 5.2.

“Nonrecourse Deduction” shall have the same meaning as nonrecourse deductions set forth in Treasury Regulation § 1.704-2.  Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase in the amount of Partnership Minimum Gain (determined in accordance with Treasury Regulation § 1.704-2(d)) during such year reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704-2(c) and (h).

“Nonrecourse Liability” means a Partnership liability with respect to which no Partner bears the economic risk of loss as determined under Treasury Regulation § 1.752-1(a)(2) and Treasury Regulation § 1.752-2.

“Partner” or “Partners” has the meaning set forth in the Preamble.

“Partner Loans” has the meaning set forth in Section 4.7.

“Partner Minimum Gain” shall have the same meaning as partner nonrecourse debt minimum gain as set forth in Treasury Regulation § 1.704-2(i)(3).  With respect to each Partner Nonrecourse Debt, Partner Minimum Gain shall be determined by computing for each Partner Nonrecourse Debt any gain which the Partnership would realize if the Partnership disposed of the property subject to that liability for no consideration other than full satisfaction of such liability.  For purposes of computing gain, the Partnership shall use the basis of such property which is used for purposes of maintaining Capital Accounts under Section 4.4.  In any taxable year in which a Revaluation occurs, the net increase or decrease in Partner Minimum Gain for such taxable year shall be determined by: (1) calculating the net decrease or increase in Partner Minimum Gain using the current year's book value and the prior year's amount of Partner Minimum Gain, and (2) adding back any decrease in Partner Minimum Gain arising solely from the Revaluation.

“Partner Nonrecourse Debt” shall have the same meaning as partner nonrecourse debt set forth in Treasury Regulation § 1.704-2(b)(4).

“Partner Nonrecourse Deductions” shall have the same meaning as partner nonrecourse deductions set forth in Treasury Regulation § 1.704-2(i)(2).  Generally, the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of the Partner Minimum Gain (determined in accordance with Treasury Regulation § 1.704-2(i)) reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Partner Nonrecourse Debt and allocable to the increase in Partner Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704-2(i).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Interest” refers to all of a Partner's rights and interests in the Partnership as provided in this Agreement or under the Act, including, without limitation, such Partner’s interest in the total capital, profits, and losses of the Partnership, the right to vote on any matter as a Partner, or the right to access the books and records, or other information in the possession, of the Partnership.

“Partnership Minimum Gain” shall have the same meaning as partnership minimum gain set forth in Treasury Regulation § 1.704-1(d)(1).  Partnership Minimum Gain shall be determined, first, by computing for each Partnership Nonrecourse Liability any gain which the Partnership would realize if the Partnership disposed of the property subject to that liability for no consideration other than full satisfaction of such liability and, then, aggregating the separately computed gains.  For purposes of computing gain, the Partnership shall use the basis of such property which is used for purposes of maintaining Capital Accounts.  In any taxable year in which a Revaluation occurs, the net increase or decrease in Partnership Minimum Gain for such taxable year shall be determined by:  (1) calculating the net decrease or increase in Partnership Minimum Gain, and (2) adding back any decrease in Partnership Minimum Gain arising solely from the Revaluation.

“Partnership Properties” means all properties and assets (whether real, personal, or mixed) that the Partnership may own or otherwise have an interest from time to time.

“Percentage Interest” means, with respect to a Partner, the number of Units held by such Partner divided by the total number of Units representing all Partnership Interests.

“Person” means any individual, firm, corporation, limited liability company, partnership or other entity.

“Power of Attorney” means the power of attorney described and granted in Section 9.3.

“Purchase Date” has the meaning set forth in Section 11.4(d).

“Purchaser” has the meaning set forth in Section 11.4(d).

“Purchasing Partner” and “Purchasing Partners” have the meanings set forth in Section 10.7(d).

“Revaluation” shall mean the occurrence of any event described in clause (x), (y) or (z) of Section 4.4 of this Agreement in which the book basis of Partnership Property is adjusted to its Fair Value.

“Ross Avenue Investments” means Ross Avenue Investments, LLC, a Delaware limited liability company.

“Substitute Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.3.

“Subject Interest” has the meaning set forth in Section 10.8.

“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under generally accepted accounting principles and (b) in respect of which the lessee retains or obtains ownership of the property so leased for United States federal income tax purposes, other than any such lease under which such Person is the lessor; but for clarity not including the LGS Lease (which the parties expect to be treated as a “true lease” for United States federal income tax purposes).

“Tag-Along Election Notice” has the meaning set forth in Section 10.8.

“Tag-Along Interest” has the meaning set forth in Section 10.8.

“Tag-Along Right Holder” has the meaning set forth in Section 10.8.

“Tag-Along Transfer Notice” has the meaning set forth in Section 10.8.

“Transfer” means any sale, charge, gift, pledge, encumbrance, mortgage, transfer or any other disposition of Company Equity Interests (or any interest therein) whatsoever, whether voluntary or involuntary.  A Transfer shall be deemed to be involuntary if it involves any transaction, proceeding or action by or in which the Partner or other Beneficial Owner of Company Equity Interests shall be involuntarily deprived or divested of any right, title or interest in or to any of the Company Equity Interests (including, without limitation, any seizure under levy of attachment or execution, transfer in connection with bankruptcy or other court proceeding to a trustee or receiver or other officer or agency or any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property).

“Transfer Notice” has the meaning set forth in Section 10.7(a).

“Treasury Regulations” mean the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

“TTO” means CorEnergy Infrastructure Trust, Inc. (f/k/a Tortoise Capital Resources Corporation), a Maryland corporation.

“TTO Guaranty” means any guaranty provided by TTO for any indebtedness of the Partnership or obligations under the LGS Lease.

“Ultra Newco” means Ultra Wyoming LGS, LLC, a Wyoming limited liability company.

“Ultra Wyoming” means Ultra Wyoming, Inc., a Wyoming corporation.

“Unit” means a unit representing a General Partnership Interest or a Limited Partnership Interest.

“Valuation  Date” has the meaning set forth in Section 11.4(d).

“Wholly Owned Affiliate” of any Person means:

(a)           an Affiliate of such Person, one hundred percent (100%) of the voting stock or Beneficial Ownership of which is owned directly by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or Beneficial Ownership of such Person,

(b)           an Affiliate of such Person that, directly or indirectly, owns one hundred percent (100%) of the voting stock or Beneficial Ownership of such Person, and

(c)           any Wholly Owned Affiliate of any Affiliate described in clauses (a) or (b) of this definition.

1.2           Interpretation.  Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine and feminine; (b) references to Articles and Sections refer to Articles and Sections of this Agreement unless expressly provided otherwise; (c) references to Schedules and Exhibits, if any, refer to the Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law; (e) references to money refer to legal currency of the United States of America; (f) the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (g) “shall” and “will” have equal force and effect; (h) the words “include,” “including,” or “includes” shall be read to be followed by the words “without limitation” or words having similar import; and (i) the word “or” will have the inclusive meaning represented by the phrase “and/or”.

ARTICLE II

FORMATION OF THE PARTNERSHIP

2.1           Formation; Governance by the Act.  The Partnership was formed on the Formation Date as described in the Recitals.  Except as otherwise provided in this Agreement to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act.

2.2           Name and Place of Business.  The business of the Partnership shall be conducted under the name of “Pinedale Corridor, LP”  The principal place of business of the Partnership shall be 4200 W. 115th Street, Suite 210, Leawood, Kansas 66211 or such other place in the United States as the General Partner may from time to time designate by written notice to the Limited Partners.  The registered office and the registered agent of the Partnership for service of process, as required by the Act, shall be as designated from time to time by the General Partner.

2.3           Filings and Registrations.  The General Partner shall cause the due execution and filing, with the Secretary of State of the State of Delaware and such other proper authorities in each jurisdiction where the Partnership conducts its business, of all appropriate organizational and administrative documents of or with respect to the Partnership.  The General Partner may take any action it deems necessary or appropriate for the Partnership to conduct or do business as a limited partnership in any state in which the conduct of business by the Partnership may require such action, provided that in any such event the Partnership shall at all times continue to be a limited partnership formed under and governed by the provisions of the Act.

2.4           Term.  The term of the Partnership shall be perpetual, unless sooner terminated in accordance with the provisions of Article XII or as otherwise provided by law.

2.5           Organizational Expenses and LGS Transaction Expenses.  The Partnership shall pay, by direct payment or reimbursement to the relevant party upon the receipt of appropriate supporting documentation, (a) all costs and expenses incurred by the Partners and their Affiliates in connection with organizing the Partnership, including the preparation of the Certificate and this Agreement, (b) all costs and expenses of the Partners and their Affiliates incurred in connection with negotiating, documenting, and implementing the LGS Transaction, (c) all costs and expenses incurred by TTO and its Affiliates in forming the General Partner, and (d) all costs and expenses incurred by Ross Avenue Investments and its Affiliates in connection with the acquisition by Ross Avenue Investments of its Partnership Interest and the participation by Ross Avenue Investments in the LGS Transaction as a Limited Partner of the Partnership (including the costs and expenses of due diligence and the review, analysis, negotiation, and drafting of all LGS Transaction Documents, irrespective of whether Ross Avenue Investments is a party thereto), including all such legal, consulting, and advisory fees and costs; provided, however, that (x) the costs and expenses payable to or on behalf of Ross Avenue Investments and its Affiliates pursuant to this Section 2.5 shall be subject to an aggregate maximum amount of $200,000, and (y) the costs and expenses payable to or on behalf of TTO or the General Partner pursuant to this Section 2.5 shall not include any costs or expenses (including attorneys’ fees, underwriting fees, or commissions) incurred in connection with raising public or private equity for TTO or the Partnership (including, for clarity, the equity investment of Ross Avenue Investments in the Partnership).

2.6           Partner Representations and Warranties.  Each Partner hereby represents and warrants to the Partnership and to each other Partner that:  (a) in the case of a Partner who is not a natural person, that the Partner is duly organized, validly existing, and in good standing under the law of its state of organization and that it has the requisite power and authority to execute this Agreement and to perform its obligations hereunder; (b) the Partner is acquiring its Partnership Interest for such Partner's own account as an investment and without an intent to resell or distribute such Partnership Interest; and (c) the Partner acknowledges that the Interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and such Partner's Interest may not be resold or transferred by the Partner without appropriate registration or the availability of an exemption from such requirements.

2.7           Special Purpose Bankruptcy Remote Entity Provisions.  For so long as the LGS Lease remains outstanding, reference is hereby made to Part B of Schedule 27.1 of the LGS Lease, and notwithstanding anything to the contrary herein, neither Partner shall cause the Partnership to fail to comply with those provisions in the LGS Lease relating to the status of the Partnership as a special purpose bankruptcy remote entity, and the General Partner shall comply with those provisions in the LGS Lease relating to its status as a special purpose bankruptcy remote entity.

2.8           LGS Lease and LGS Equity Investors’ Agreement.  The Partners acknowledge and agree that the LGS Lease, the LGS Equity Investors’ Agreement and the LGS Financing Documents (including the TTO Guaranty) contain requirements and limitations applicable to the Partnership, the Partners and their Affiliates, including with respect to, among other things, confidentiality and the Transfer and ownership of, and Liens on, Partnership Interests.  Each Partner agrees to comply with such Partner’s obligations under the LGS Equity Investors’ Agreement, and not to take any action, or fail to take any action, that would cause the Partnership to breach any of its obligations under the LGS Lease, the LGS Equity Investors’ Agreement, or the LGS Financing Documents.

2.9           Indemnification.  Each Partner agrees to indemnify the Partnership and the other Partners from and against any loss, expense, damage or injury suffered, sustained or incurred by the Partnership or the other Partners caused by (a) any condition, action or failure to act by or involving the indemnifying Partner or any Affiliate of the indemnifying Partner that results in a breach by such Partner, any of its Affiliates or the Partnership of this Agreement, the LGS Equity Investors’ Agreement, the LGS Financing Documents or the LGS Lease, or (b) in the case that the indemnifying partner is the General Partner or an Affiliate of the General Partner, (i) any CORR Default (as defined in the Credit Agreement) or (ii) any of the following: (A) the Capital Contribution by the General Partner of 1,050,420 common units of NGL Energy Partners, LP (the “NGL Units”), (B) the transfer of the NGL Units by the Partnership to Ultra Wyoming in partial satisfaction of the Purchase Price under the LGS Purchase Agreement, or (C) any breach by the Partnership of Section 3 of the First Amendment, dated December 12, 2012, to the LGS Purchase Agreement.  Such indemnity shall be subject to an aggregate cap equal to the indemnifying Partner’s aggregate Capital Contributions, and indemnifiable losses, expenses, damages or injuries shall under no circumstances include consequential, special, exemplary, punitive, or noneconomic damages, including lost profits.  All indemnity payments shall be made first from Available Cash otherwise distributable to the indemnifying Partner at the time, provided that the unavailability or insufficiency of Available Cash for such purpose shall not limit or delay the indemnifying Partner’s obligation to make any indemnification payment promptly and in full.

ARTICLE III

PURPOSE

3.1           Business Purpose.  The Partnership is organized solely for the purpose of acquiring, owning, holding, maintaining, financing, refinancing, mortgaging, encumbering, renovating, operating, leasing, managing and/or selling the Leased Property (such purposes, collectively the “Business”).

3.2           Powers.  Subject to any express limitations set forth in this Agreement, the Partnership shall have the power and authority to take and perform any and all acts and activities and to execute and deliver such documents, instruments and agreements as may be considered by the General Partner, in its sole discretion, to be necessary, appropriate, or desirable to accomplish or further the Business or to protect or benefit the Partnership.

ARTICLE IV

CAPITAL CONTRIBUTIONS; PARTNERSHIP INTERESTS

4.1           Nominal Initial Capital Contributions.  On the Formation Date, the General Partner and the Initial Limited Partner made nominal initial Capital Contribution of $1.00 and $99.00, respectively.  On the Effective Date, such nominal initial Capital Contributions will be returned to the General Partner and the Initial Limited Partner upon the initial capitalization of the Partnership pursuant to Section 4.2, and the Limited Partnership Interest of the Initial Limited Partner shall be canceled.

4.2           Initial Capitalization.  On the Effective Date, the Partners will make the Capital Contributions set forth in Exhibit A, and thereafter (a) Ross Avenue Investments shall be admitted to the Partnership as a Limited Partner and (b) each Partner’s Percentage Interest, and the number and class of Units held by each Partner, shall be as set forth in Exhibit A hereto.

4.3           Additional Capital Contributions.  Except as provided in Sections 4.1 and 4.2, no Partner shall be obligated to make any Capital Contributions.

4.4           Capital Accounts.  A separate Capital Account shall be maintained for each Partner.  Each Partner's Capital Account shall be (a) increased by (i) the amount of money contributed by such Partner, (ii) the Fair Value of property contributed by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to Code Section 752), (iii) allocations to such Partner, pursuant to Article VI, of Partnership income and gain (or items thereof), and (iv) to the extent not already netted out under clause (b)(ii) below, the amount of any Partnership liabilities assumed by the Partner or which are secured by any property distributed to such Partner; and (b) decreased by (i) the amount of money distributed to such Partner, (ii) the Fair Value of property distributed to such Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to Code Section 752), (iii) allocations to such Partner, pursuant to Article VI, of Partnership loss and deduction (or items thereof), and (iv) to the extent not already netted out under clause (a)(ii) above, the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

In the event of (x) an additional Capital Contribution by an existing or an additional Partner of more than a de minimis amount or a distribution of property which results in a shift in Percentage Interests, (y) the distribution by the Partnership to a Partner of more than a de minimis amount of property (other than money) or a distribution of property in exchange for a partnership interest or (z) the liquidation of the Partnership within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g), the book basis of the Partnership Property shall be adjusted to Fair Value and the Capital Accounts of all the Partners shall be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Partnership recognized gain and loss equal to the amount of such aggregate net adjustment; provided, however, that the adjustments resulting from clause (x) or (y) above shall be made only if and to the extent the General Partner determines that such adjustments are reasonably necessary or appropriate to reflect the relative economic interests of the Partners.

In the event that Partnership Property is subject to Code § 704(c) or is revalued on the books of the Partnership in accordance with the preceding paragraph pursuant to § 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, the Partners’ Capital Accounts shall be adjusted in accordance with § 1.704-1(b)(2)(iv)(g) of the Treasury Regulations for allocations to the Partners of depreciation, amortization, and gain or loss, as computed for book purposes (and not tax purposes) with respect to such Partnership Property.

4.5           No Right to Return of Capital Contributions; No Priority.  Except as otherwise expressly provided in this Agreement, no Partner shall be entitled to (a) withdraw or demand the return of any part of its Capital Contribution, reduce such Partner's Capital Account, or receive any distributions from the Partnership, (b) demand or receive property other than cash in return for its Capital Contribution, or (c) receive or accrue any interest on any part of its Capital Contribution.  Except as otherwise expressly provided in this Agreement, no Partner shall have any priority over any other Partner, as to the return of such Partner's Capital Contribution or Capital Account balance.  An un-repaid Capital Contribution is not a liability of the Partnership or any Partner.

4.6           Authority to Issue New Units; Participation Rights.  Subject to Section 7.3(a),  the General Partner may from time to time cause the Partnership to issue to any Person (including, notwithstanding Section 7.3(f), to any Partner or any Affiliate of any Partner) additional Units with such terms and conditions as the General Partner may determine (collectively, “New Units”), and in connection therewith, the General Partner shall have the authority to amend this Agreement to reflect the issuance of the New Units; provided, however, that, for so long as the LGS Equity Investors’ Agreement exists, it shall be a condition to any such issuance that the person to whom the New Units are issued shall be a party to the LGS Equity Investors’ Agreement and that the provisions of Section 2.3 of the LGS Equity Investors’ Agreement shall have been complied with.  Furthermore, if the General Partner determines to issue New Units, then the Partnership shall offer to each Partner, in proportion to the relative number of Units held by each such Partner, the right to purchase such New Units on the same terms and conditions as the proposed issuance.  Any New Units not initially subscribed for by the Partners shall be reoffered to those Partners electing initially to purchase their full proportionate share, in proportion to the relative number of Units held by them or as they shall otherwise mutually agree, and such process shall be repeated until all of the New Units are or are not subscribed for by the Partners.  Any New Units not then subscribed for by the Partners may be offered to Persons selected by the General Partner in its sole discretion.  The General Partner shall determine the timing and such other procedures as may be necessary and appropriate to enable the Partners to exercise their rights hereunder; provided, that in no event shall the Partners be given less than thirty (30) days’ and not more than ninety (90) days’ prior written notice before being required to commit to purchase any New Units that they shall have the right to purchase pursuant to this Section 4.6.  Any Partner may assign all or a portion of its rights under this Section 4.6 to an Affiliate of such Partner.

4.7           Partner Loans.  Subject to Section 7.3, the General Partner may permit the Partnership to borrow funds from any Partner or any of its Affiliates, on such terms and conditions as the General Partner may determine (any such borrowing, a “Partner Loan”).  However, if the General Partner determines to borrow funds pursuant to a Partner Loan, then the Partnership shall offer to each Partner, in proportion to the relative number of Units held by each such Partner, the right to participate in the Partner Loan on a pari passu basis.  Any portion of the Partner Loan not initially subscribed for by the Partners pursuant to such participation right shall be reoffered to those Partners electing initially to participate to the full extent of their proportionate share, in proportion to the relative number of Units held by them or as they shall otherwise mutually agree, and such process shall be repeated until the entire proposed Partner Loan is subscribed for by the Partners.  The General Partner shall determine the timing and such other procedures as may be necessary and appropriate to enable the Partners to exercise their rights hereunder; provided, that in no event shall the Partners be given less than thirty (30) days’ and not more than ninety (90) days’ prior written notice before being required to commit to participate in any Partner Loan in which they have a right to participate pursuant to this Section 4.7.  Any Partner may assign all or a portion of its rights under this Section 4.7 to an Affiliate of such Partner.  Partner Loans shall not constitute a contribution to the capital of the Partnership or be credited to the Capital Account of the lending Partner(s) or entitle such lending Partner(s) to any increase in its share of Income or Loss which the Partnership may sustain.

4.8           Conversion of General Partnership Interests.  At any time or from time to time, and without the consent of any Limited Partner, the General Partner as of the Effective Date (or any of its successors or permitted assigns) may cause the Company to convert Units representing General Partnership Interests held as of the Effective Date into the same number of Units representing Class A Limited Partnership Interests; provided, however, that, following any such conversion, the General

Partner (or such successor or permitted assign) continues to hold not less than the number of Units representing General Partnership Interests equal to one percent (1%) of all outstanding Units representing Partnership Interests.  The Company will promptly notify the Limited Partners of any such conversion, and Exhibit A will be amended accordingly.

4.9           Unit Certificates.  The Units shall be represented by certificates, in form and substance approved by the General Partner.

ARTICLE V

COMPENSATION OF GENERAL PARTNER

5.1           Reimbursement of Out-of-Pocket Costs.  The General Partner shall be entitled to payment by or reimbursement from the Partnership of all reasonable out-of-pocket third-party costs and expenses incurred by the General Partner on behalf of the Partnership or to carry out its responsibilities as the General Partner under this Agreement (e.g., third-party legal and accounting fees).

5.2           Management Fee.  As consideration for the performance of its duties and responsibilities as the General Partner from and after the Effective Date, the Partnership will pay the General Partner an annual management fee of $50,000 (the “Management Fee”).  The Management Fee will be prorated for the year in which the Effective Date occurs (from the Effective Date through the end of such year) and for any other partial year of the Partnership following the year in which the Effective Date occurs, and will be payable in monthly advance installments on the Effective Date and thereafter on the first day of each month.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1           Non-Liquidation Distributions.  The Partnership shall distribute Available Cash to the Partners from time to time as determined by the General Partner in its sole discretion.  Any cash distributed by the Partnership to the Partners shall be distributed in accordance with the Partners’ respective Percentage Interests as of the date of the distribution, except that the General Partner shall be entitled to a first priority distribution equal to the aggregate amount paid under a TTO Guaranty, to the extent such payment is not the result of a breach thereunder or hereunder by TTO or the General Partner.

6.2           Liquidation Distributions.  Liquidation Proceeds shall be distributed in the following order of priority:

(a)           To the payment of debts and liabilities of the Partnership (including the payment of the expenses of dissolution and liquidation and, to the extent permitted by applicable law, the repayment of Partner Loans);

(b)           To the setting up of such reserves as the Person required or authorized by law to wind up the Partnership's affairs may reasonably deem necessary or appropriate for any disputed, contingent, or unforeseen liabilities or obligations of the Partnership, provided that any such reserves shall be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; and

(c)           The remainder to the Partners in accordance with and to the extent of their respective Capital Account balances after taking into account the allocation of all Income or Loss pursuant to this Agreement for the fiscal year(s) in which the Partnership is liquidated.

6.3           Profits, Losses and Distributive Shares of Tax Items.  The Partnership's net income or net loss, as the case may be, for each fiscal year of the Partnership, as determined in accordance with such method of accounting adopted for the Partnership pursuant to Article VIII, shall be allocated to the Partners for both financial accounting and income tax purposes as set forth in this Article VI, except as otherwise provided for herein or unless all Partners agree otherwise.

6.4           Allocation of Income, Loss and Credits.  Income or Loss and Credits for each fiscal year shall be allocated among the Partners in accordance with their respective Percentage Interests.  To the extent there is a change in the respective Percentage Interests of the Partners during the year, Income, Loss and Credits shall be allocated among the pre-adjustment and post-adjustment periods as provided in Section 6.5(k).

6.5           Special Rules Regarding Allocation of Tax Items.  Notwithstanding the foregoing provisions of this Article VI, the following special rules shall apply in allocating the net income or net loss of the Partnership:

(a)           Section 704(c) and Revaluation Allocations.  In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Fair Value at the time of contribution.  In the event of a Revaluation, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the book basis of such property to the Partnership and its Fair Value immediately after the adjustment in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.  Any elections or other decisions relating to such allocations shall be made by the General Partner in a manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 6.5(a) are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, for book purposes, any Partner's Capital Account or share of income or loss pursuant to any provision of this Agreement.

(b)           Minimum Gain Chargeback.  Notwithstanding any other provision of this Article VI, if there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, each Partner shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to that Partner's share of the net decrease in Partnership Minimum Gain during such year (hereinafter referred to as the "Minimum Gain Chargeback Requirement").  A Partner's share of the net decrease in Partnership Minimum Gain is the amount of the total decrease multiplied by the Partner's percentage share of the Partnership Minimum Gain at the end of the immediately preceding taxable year.

A Partner is not subject to the Minimum Gain Chargeback Requirement to the extent: (1) the Partner's share of the net decrease in Partnership Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Partner Nonrecourse Liability, and the Partner bears the economic risk of loss for the newly guaranteed, refinanced or otherwise changed liability; (2) the Partner contributes capital to the Partnership that is used to repay the Nonrecourse Liability and the Partner's share of the net decrease in Partnership Minimum Gain results from the repayment; or (3) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement.

A Partner's share of Partnership Minimum Gain shall be computed in accordance with Treasury Regulation § 1.704-2(g) and as of the end of any Partnership taxable year shall equal:  (1) the sum of the nonrecourse deductions allocated to that Partner up to that time and the distributions made to that Partner up to that time of proceeds of a Nonrecourse Liability allocable to an increase of Partnership Minimum Gain, minus (2) the sum of that Partner's aggregate share of net decrease in Partnership Minimum Gain plus such Partner’s aggregate share of decreases resulting from revaluations of Partnership Property subject to Partnership Nonrecourse Liabilities.  In addition, a Partner's share of Partnership Minimum Gain shall be adjusted for the conversion of recourse and Partner Nonrecourse Liabilities into Nonrecourse Liabilities in accordance with Treasury Regulation § 1.704-2(g)(3).  In computing the above, amounts allocated or distributed to the Partner's predecessor in interest shall be taken into account.

(c)           Partner Minimum Gain Chargeback.  Notwithstanding any other provision of this Article VI, if there is a net decrease in Partner Minimum Gain during a Partnership taxable year, any Partner with a share of that Partner Minimum Gain (determined under Treasury Regulation § 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to that Partner's share of the net decrease in Partner Minimum Gain.  In accordance with Treasury Regulation § 1.704-2(i)(4), a Partner is not subject to the Partner Minimum Gain Chargeback requirement to the extent the net decrease in Partner Minimum Gain arises because the liability ceases to be Partner Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to be partially or wholly a Nonrecourse Debt.  The amount that would otherwise be subject to the Partner Minimum Gain Chargeback requirement is added to the Partner's share of Partnership Minimum Gain.

(d)           Qualified Income Offset.  In the event any Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases such Partner's Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 6.5(d) shall be made if and only to the extent such Partner would have an Adjusted Capital Account Deficit after all other allocations under this Article VI have been made.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Partners in proportion to their Percentage Interests.

(f)           Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deduction shall be allocated to the Partner who bears the risk of loss with respect to the loan to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704-2(i).

(g)           Curative Allocations.  Any special allocations of items of income, gain, deduction or loss pursuant to Section 6.5 (b), (c), (d), (e), (f) and (h) shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article VI, so that the net amount of any items so allocated and all other items allocated to each Partner pursuant to this Article VI shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Article VI if such adjustments, allocations or distributions had not occurred.

(h)           Loss Allocation Limitation.  Notwithstanding the other provisions of this Article VI, no Limited Partner shall be allocated Loss in any taxable year which would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year.  All Loss in excess of the limitation in this Section 6.5(h) shall be allocated to the General Partner.

(i)           Share of Nonrecourse Liabilities.  Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Treasury Regulation § 1.752-3(a)(3), each Partner's interest in Partnership profits is equal to such Partner’s respective Percentage Interest.

(j)           Compliance with Regulations.  The provisions of Section 4.4 and this Section 6.5 are intended to comply with Treasury Regulations § 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5, and shall be interpreted and applied in a manner consistent with such regulations.  In the event the General Partner reasonably determines that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed and the allocations pursuant to this Article VI in order to comply with such Treasury Regulations, the General Partner may cause such modification to be made without the consent of the Limited Partners, provided that such modification is not likely to have a material effect on the amounts distributable to any Partner upon the dissolution of the Partnership.

(k)           General Allocation Provisions.  Except as otherwise provided in this Agreement, all items that are components of net income or net loss shall be divided among the Partners in the same proportions as they share such net income or net loss, as the case may be, for the year.  For purposes of determining the Income, Loss or any other items for any period, Income, Loss or any such other items shall be determined on a daily, monthly or other basis, as reasonably determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(l)           Negative Capital Make-up Requirement.  If on the liquidation and dissolution of the Partnership the General Partner has a negative Capital Account, after the allocation of all income, gain, loss and deductions pursuant to this Article VI, the General Partner shall contribute cash in an amount equal to such negative Capital Account.

6.6           No Priority.  Except as may be otherwise expressly provided herein, no Partner shall have priority over any other Partner as to Partnership income, gain, loss, credits and deductions or distributions.

6.7           Tax Withholding.  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under any federal, state or local tax law, including, without limitation, withholding on any distribution to any Partner.  For all purposes of this Article VI, any amount withheld on any distribution and paid over to the appropriate governmental body shall be treated as if such amount had in fact been distributed to the Partner.

ARTICLE VII

MANAGEMENT AND CONTROL

7.1           Management by the General Partner.  Subject to the provisions of this Agreement, the General Partner, acting through its Board of Directors, shall have the exclusive right to manage, control and conduct, and shall be solely responsible for the management, control and conduct of, the Partnership's business and affairs, and shall have all rights and powers generally conferred by law or necessary, advisable or incidental in connection therewith.  The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred on it by this Agreement.  No Limited Partner (except one who may also be a General Partner, an officer, employee, agent, or contractor of the Partnership, or a stockholder, director, officer, employee, agent or contractor of the General Partner, and then only in such capacity) shall participate or take part in the management or control of the business and affairs of the Partnership or have any right or authority to act for or bind the Partnership.

7.2           Rights, Powers and Authority of General Partner. Except as otherwise provided herein, the General Partner shall have and possess all the rights, powers and authority of any general partner of a partnership without limited partners formed under the laws of the State of Delaware.  In addition to any other rights, powers and authority it may possess under law or this Agreement, the General Partner shall have, subject to the provisions of Section 7.3 and any other limiting provision of this Agreement, all specific rights, powers and authority required for or appropriate to the management of the Partnership's business and affairs, which, by way of illustration but not by way of limitation, shall include the following rights, powers and authority to act for, in the name of, and on behalf of the Partnership to:

(a)           perform or cause to be performed all of the Partnership's obligations under this Agreement, and to exercise and enforce all rights and remedies of the Partnership hereunder;

(b)           perform or cause to be performed all of the Partnership's obligations under the LGS Transaction Documents, and to exercise and enforce all rights and remedies of the Partnership thereunder;

(c)           purchase, acquire, own, hold, equip, operate, manage, maintain, develop, sell, convey, exchange, or otherwise dispose of or deal with the Business or the Partnership's interest therein, the Partnership Properties, or any part thereof, upon such terms and conditions and for such consideration as it may determine;

(d)           acquire and enter into any contract of insurance that the General Partner reasonably deems necessary or proper for the protection of the Partnership, for the conservation of the Partnership Properties or for any purpose beneficial to the Partnership;

(e)           bring or defend, pay, collect, compromise, arbitrate, or otherwise adjust, claims or demands of or against the Partnership;

(f)           make such elections under the tax laws of the United States, the States of Delaware and Wyoming, and other relevant jurisdictions as to the treatment of items of Partnership income, gain, loss, deduction, credit and other relevant matters, as it believes necessary or desirable and to file any and all necessary reports, tax returns and records with appropriate government and regulatory agencies;

(g)           engage, retain or otherwise deal with any Persons as employees, agents, contractors, consultants, accountants, attorneys, or advisors of the Partnership, or in any other capacity as the General Partner deems necessary or desirable;

(h)           designate and change from time to time the address of the registered office and the name of the registered agent for service of process on the Partnership in any state in which such designations are required;

(i)           temporarily invest any funds of the Partnership in short-term, liquid investments where there is appropriate safety of principal;

(j)           enter into any and all agreements that it may deem appropriate in carrying out the purposes of the Partnership and to perform or cause to be performed all of the Partnership's obligations under any such agreement, and to exercise any right of the Partnership under any such agreement; and

(k)           take any and all other actions and execute, acknowledge, file, record, publish and deliver any and all instruments which it may deem necessary or appropriate to conduct the Business and exercise the powers of the Partnership.

7.3           Actions Requiring a Class B Limited Partner Majority.  For so long as Ross Avenue Investments and its Affiliates own at least 100 Units representing Class B Limited Partnership Interests, the General Partner shall not take any of the following actions for itself or on behalf of the Partnership (as the case may be), and shall not otherwise permit the Partnership to take any of the following actions, without the prior written approval of a Class B Limited Partner Majority:

(a)           issue (i) any Class B Limited Partnership Interests after the Effective Date or (ii) any Partnership Interests with rights, preferences or priorities senior to or otherwise more favorable than the rights and preferences of any then outstanding Limited Partnership Interests;

(b)           grant the Partnership’s consent to any of the following matters under the LGS Lease (or any other LGS Transaction Document): (i) any extension of the term of the LGS

Lease; (ii) any change to the methodology for determining any rent or purchase price for the Leased Property under the LGS Lease; (iii) the making of any material capital addition or improvement to the Leased Property; (iv) any proposed modification of terms or definitions incorporated by reference into this Agreement or the LGS Equity Investors’ Agreement or that are otherwise applicable to a Partner hereunder or in another LGS Transaction Document; and (v) any other matter that could reasonably be expected to either reduce the present value of rent payments to be received by the Partnership under the LGS Lease or meaningfully increase the legal or financial risk borne by the Partnership under the LGS Lease;

(c)            merge or consolidate with any other Person, acquire any properties or assets unrelated to or inconsistent with the conduct of the Business, or undertake any restructuring transaction that could reasonably be expected to adversely affect the Limited Partners;

(d)           change or modify the purpose of the Partnership, as set forth in Section 3.1;

(e)           incur, refinance, recapitalize, extend the term of, or otherwise amend the terms of any Debt of the Partnership if, as a result of such action, the Partnership would have aggregate Debt in an amount in excess of (i) while the LGS Lease (or any subsequent agreement under which the Partnership, as lessor, leases the Leased Property) is in effect, 4.0 times the annual rent payable for the current year under such lease, and (ii) if no such lease is in effect, 4.0 times the projected annual net revenue (i.e., gross revenue minus the Management Fee and all other expenses of the Partnership, including expenses of the General Partner reimbursed by the Partnership, all determined on a cash basis) of the Partnership for the current year, as reasonably determined by the General Partner;

(f)           except for the issuance of New Units to any Partner or any Affiliate of any Partner in accordance with Section 4.6, enter into or amend any agreement with any Partner, any Affiliate of any Partner, or any director, manager, officer, or employee of any Partner or any Affiliate of any Partner;

(g)           (i) make any loan to any Person other than a subsidiary Affiliate of the Partnership or (ii) allow the General Partner to incur debt that is not allowed under the LGS Lease;

(h)           make (i) any material change to any tax or accounting policy of the Partnership or (ii) any change to any tax or accounting policy of the Partnership that would reasonably be expected to result in an adverse consequence to the holders of the Class B Limited Partnership Interests;

(i)           redeem any Partnership Interest held by the General Partner, any of its Affiliates or any holder of a Limited Partnership Interest that is not a Class B Limited Partnership Interest;

(j)           liquidate or dissolve, or take or acquiesce in the taking of any Bankruptcy Action;

(k)           enter into any agreement or other binding commitment to take any of actions described in this Section 7.3; or

(l)           take any action which by any other provision of this Agreement requires the prior written approval of a Class B Limited Partner Majority.

7.4           Advisory Board; Observer Rights.

(a)           Advisory Board.  The General Partner may, in its sole discretion, form an advisory board for the Partnership (the “Advisory Board”), which shall meet from time to time to discuss the operation of the Leased Property, the performance by the Partnership and Ultra Wyoming and Ultra Newco under the LGS Transaction Documents, and any other matters relating to the Business.  If the General Partner forms the Advisory Board, then a Class B Limited Partner Majority, as well as any Limited Partner that, without regard to its holdings of Class B Limited Partnership Interests, holds a Percentage Interest of greater than fifteen percent (15%), shall each be entitled to appoint one member to the Advisory Board and to have additional observer rights at any meeting of the Advisory Board  (subject to reasonable limitations established by the General Partner).  Notwithstanding the foregoing, no member of the Advisory Board may be, or may be appointed by, a Disqualified Person.  The Advisory Board will have no authority to take any action on behalf of, or to approve any action by, the Partnership.  The Partnership will reimburse the reasonable out-of-pocket costs of Advisory Board members incurred in connection with attending any meeting of the Advisory Board.

(b)           Observer Rights.  A Class B Limited Partner Majority shall be entitled to appoint a representative (who shall be an employee of a Limited Partner) of the Limited Partners holding Class B Limited Partnership Interests (the “Observer”) to (i) attend in a non-voting capacity any meeting of the board of directors of the General Partner, or of any committee of the board of directors of the General Partner, whether in person, telephonically, or by such other means whereby all attendees of the meeting can hear each other, (ii) receive notices of any such meeting, and any other information distributed in connection with any such meeting, concurrently with the delivery of such notices and other information to the directors or committee members, as the case may be, (iii) receive minutes of any such meeting, concurrently with the delivery of such minutes to the directors or committee members, as the case may be, and (iv) receive a copy of any unanimous consent action (and any supporting materials in respect thereof) proposed to be taken in lieu of any such meeting, concurrently with the delivery of such consent action (and supporting materials) to the directors or committee members, as the case may be, and (v) receive a copy of any signed unanimous consent action taken in lieu of any such meeting, within one (1) week after the date of such consent.  However, the General Partner shall have the right to withhold from the Observer any materials or other information, including portions of the minutes of meetings, and to exclude the Observer from any portion of any such meeting, if the General Partner determines, in its reasonable discretion, that the Observer’s access to such information, or participation in such portion of any such meeting, could (x) jeopardize an attorney-client privilege, (y) result in a breach by the Partnership of its obligations under any agreement (including any LGS Transaction Document) or violate any applicable law, or (z) interfere with the proper discharge of the fiduciary duties of the General Partner’s directors.  Furthermore, if the board of directors of the General Partner, or any committee of the board of directors of the General Partner, is considering any transaction or matter in which the General Partner or the Partnership may have an adversarial relationship with any Limited Partner holding Class B Limited Partnership Interests, or any of such Limited Partner’s Affiliates, then the General Partner shall have the right to withhold from the Observer any materials or other information relating to such transaction or matter and exclude the Observer from any portion of a meeting in which such transaction or matter is discussed.  The Partnership will reimburse the Observer’s reasonable out-of-pocket costs incurred in connection with attending any meeting of the board of directors of the General Partner, or any committee of the board of directors of the General Partner.

(c)           Directors and Officers Liability Insurance.  To the extent such coverage is available on commercially reasonable terms, the General Partner agrees to cause the Observer and the members of the Advisory Board to be covered by directors and officers liability insurance to the same extent that the directors of the General Partner are covered by such insurance, at the cost of the Partnership.

7.5           Other Businesses of Partners.  Any Partner and any of its Affiliates may engage independently or with others in other business ventures of every nature and description including, without limitation, any business competing with or supplemental to the Business, except that each Partner shall present to the Partnership any investment opportunity of such Partner or any of its Affiliates that relates to the Leased Property.  No Partner shall be obligated to present any particular investment opportunity to the Partnership that is not related to the Leased Property even if such opportunity is of a character which, if presented to the Partnership, could be taken by the Partnership, and each Partner shall have the right to take for its own account or with others or to recommend to others any such particular investment opportunity.  Subject to the provisions of Section 7.3, nothing in this Agreement shall be deemed to prohibit any Partner or any of its Affiliates from dealing with or otherwise engaging in business with Persons who have transacted business with, are transacting business with, or may transact business with, the Partnership.  Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities of another Partner, or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with or supplemental to the Business, shall not be deemed wrongful or improper.

7.6           Exculpation and Indemnification.

(a)           Exculpation.  To the extent permitted by law, (i) the General Partner and its directors, officers, employees and agents (collectively, the “General Partner Parties”) shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any Limited Partner for any act, omission or error in judgment performed, omitted or made by any of the General Partner Parties in good faith and in a manner believed to be within the scope of authority granted to the General Partner Parties by this Agreement and in the best interests of the Partnership, provided that such act, omission or error in judgment does not constitute fraud, gross negligence, willful misconduct or breach of fiduciary duty and (ii) each Limited Partner and its directors, officers, employees and agents, as well as the Observer and all members of the Advisory Board appointed by a Class B Limited Partner Majority or any Limited Partner (collectively, the “Limited Partner Parties”), shall not be liable, responsible or accountable in damages or otherwise to the Partnership or the General Partner for any act, omission or error in judgment performed, omitted or made by any of the Limited Partner Parties in good faith and in a manner believed to be within the scope of authority granted to the Limited Partner Parties by this Agreement and in the best interests of the Partnership, provided that such act, omission or error in judgment does not constitute fraud, gross negligence, willful misconduct or breach of fiduciary duty.

(b)           Indemnification.  To the extent permitted by law, the Partnership shall indemnify and hold harmless the General Partner Parties and the Limited Partner Parties, in such capacities, from and against any loss, expense, damage or injury suffered, sustained or incurred by any of them arising out of any actual or threatened action, suit, proceeding or claim relating to their activities on behalf of the Partnership, or in furtherance of the interests of the Partnership, including, but not limited to, any judgment, award, settlement, reasonable attorney's fees and other costs or expenses incurred in connection with the defense or settlement of any actual or threatened action, suit, proceeding or claim; provided, however, that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, suit, proceeding or claim is based were taken or omitted in good faith in a manner believed to be within the scope of the authorization granted by this Agreement and in the best interests of the Partnership and did not constitute fraud, gross negligence, willful misconduct or breach of fiduciary duty on the part of such indemnified party.  The satisfaction of any foregoing indemnification obligation shall be from, and limited to, Partnership Property, and no Limited Partner shall have any personal liability with respect thereto.

(c)           Savings Clause.  If all or any portion of this Section 7.6 is invalidated on any ground by any court of competent jurisdiction, then the Partnership will nevertheless indemnify and hold harmless the General Partner Parties and the Limited Partner Parties, in such capacities, from and against any loss, expense, damage or injury suffered, sustained or incurred by any of them arising out of any actual or threatened action, suit, proceeding or claim relating to their activities on behalf of the Partnership to the full extent permitted by any applicable portion of this Section 7.6 that is not invalidated and to the fullest extent permitted by applicable law.

(d)           Scope Limitation.  The exculpation and indemnity provisions of this Section 7.6 shall in no way limit, diminish, or reduce, and shall not apply to limit, diminish, or reduce, (i) the indemnity or reimbursement obligations of the Partners pursuant to Section 2.8 or the LGS Equity Investors' Agreement or (ii) the liability of any Partner for a breach of this Agreement.

7.7           Partnership Assets to be Used First.  All Partnership obligations and liabilities shall be satisfied first from Partnership Properties before the General Partner is responsible therefor, except as the General Partner may otherwise agree.

7.8           No Preferential Transactions with Partners.  Except as and to the extent otherwise specifically provided or contemplated herein, the Business of the Partnership shall be operated in all respects as a business separate and distinct from the businesses of its Partners, and no Partner or its Affiliates shall have any right to preferential treatment from the Partnership over other Partners or third parties.  The Partnership shall have no obligation to buy raw materials or other products or services from any Partner or such Partner's Affiliates or to sell any production output or other products or services to any Partner or such Partner's Affiliates.

ARTICLE VIII

ACCOUNTING AND BANK ACCOUNTS

8.1           Books and Records.  At all times during the existence of the Partnership, the General Partner shall maintain, or cause to be maintained, full and true books of account reflecting all Partnership transactions, and which shall be appropriate and adequate for the Business and in compliance with the requirements of the LGS Lease and the financing documents to which the Partnership is a party.  Such books of account, together with a copy of this Agreement and a copy of the Certificate, a current list of the names and last known mailing address of each Partner and any other records and reports required to be maintained under the Act, shall at all times be maintained at the principal place of business of the Partnership. The Partnership shall not be required to deliver to any Limited Partner a copy of the Certificate or any amendment thereto after the same has been duly filed, but the Partnership shall deliver such a copy to any Limited Partner who requests a copy in writing.  Each Limited Partner and its designated representatives (including, without limitation, attorneys and accountants) shall, subject to limitations on access for Disqualified Persons and confidentiality obligations set forth in the LGS Equity Investors’ Agreement, have the right at any time and at such Limited Partner’s expense (unless the Partnership is in default under the LGS Lease or a financing document to which the Partnership is a party, in which case such inspection shall be at the expense of the Partnership), to inspect such books of account and other records of the Partnership in accordance with reasonable limitations and procedures established by the General Partner.

8.2           Taxable and Fiscal Year.  The Partnership will have an initial tax year ending December 31, 2012, and will change to any different tax year required pursuant to Code Section 706.  The Partnership’s fiscal year shall end on December 31 of each year.

8.3           Reporting.

(a)           Financial Statements.  Within one hundred (100) days after the end of each fiscal year of the Partnership, the General Partner shall deliver to each Limited Partner (i) an audited balance sheet as of the end of such year and audited statements of income and cash flows for such year and (ii) all information with respect to the Partnership necessary for the Limited Partner's Federal and state income tax returns.  Within sixty (60) days after the end of the first, second, and third quarters of each fiscal year of the Partnership, the General Partner shall deliver to each Limited Partner a balance sheet as of the end of such quarter and an income statement and statement of cash flows for such quarter.

(b)           Partnership Notices.  Subject to any limitations on the disclosure of information to Disqualified Persons and confidentiality obligations set forth in the LGS Equity Investors’ Agreement, the General Partner shall promptly deliver to each Limited Partner (i) all notices received by the Partnership under the LGS Transaction Documents or any financing document to which the Partnership is a party, (ii) all material notices received by the Partnership under any other agreement to which the Partnership is a party, (iii) notice of any material event affecting the Partnership or the Leased Property, and (iv) copies of operating reports with respect to the Leased Property.

8.4           Tax Returns and Elections; Tax Matters Partner.  The General Partner shall cause to be prepared and timely filed all Federal, state and local income tax returns and other returns or statements required of the Partnership by applicable law.  The Partnership shall claim all deductions and make such elections for Federal or state income tax purposes which the General Partner reasonably believes will produce the most favorable tax results for the Partners.  The General Partner is hereby designated as, and the General Partner hereby accepts is designation as, the Partnership's "Tax Matters Partner," as defined in the Code, and in such capacity the General Partner is hereby authorized and empowered to act for and represent the Partnership and each of the Limited Partners before the Internal Revenue Service in any audit or examination of any Partnership tax return and before any court selected by the General Partner for judicial review of any adjustment assessed by the Service.  Each of the Limited Partners does by execution of this Agreement consent to and agree to become bound by all actions of the General Partner as "Tax Matters Partner," including any contest, settlement or other action or position which the General Partner may deem proper under the circumstances.  The General Partner and the other Partners specifically acknowledge, without limiting the general applicability of this Section 8.4, that the General Partner shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any Partner with respect to any action taken by it in its capacity as the Tax Matters Partner except for gross negligence or willful misconduct.  All out-of-pocket expenses incurred by the General Partner in its capacity as the Tax Matters Partner shall be considered expenses of the Partnership for which the General Partner shall be entitled to full reimbursement in the absence of gross negligence or willful misconduct.

8.5           Section 754 Election.  In the event a distribution of Partnership Properties occurs which satisfies the provisions of Section 734 of the Code or in the event a transfer of a Partnership Interest occurs which satisfies the provisions of Section 743 of the Code, the Partnership shall, if requested to do so by the distributee or transferee, elect, pursuant to Section 754 of the Code, to adjust the basis of the Partnership Properties to the extent allowed by such Section 734 or 743 and shall cause such adjustments to be made and maintained.  Any additional accounting expenses incurred by the Partnership in connection with making or maintaining such basis adjustment shall be reimbursed to the Partnership by the distributee of such assets or the transferee of such Partnership Interest who benefits from the making and maintenance of such basis adjustment.

8.6           Bank Accounts.  All funds of the Partnership shall be deposited in the Partnership's name in such bank, money market or similar account(s) as may be designated by the General Partner and where there is appropriate safety of principal. Withdrawals therefrom shall be made only by persons authorized to do so by the General Partner.

ARTICLE IX

LIMITED PARTNERS

9.1           Rights of Limited Partners.  The Limited Partners shall have the powers and shall be entitled to exercise the rights afforded to them by the terms of this Agreement and the Act, and the exercise of such rights shall not be deemed to constitute participation or taking part in the management or control of the Partnership or the Business.

9.2           Limitation on Limited Partners' Liability. No Limited Partner shall be personally liable for the expenses, liabilities or obligations of the Partnership or the General Partner.  The liability of each Limited Partner shall be limited solely to the amount of such Limited Partner's Capital Contributions.  No provision of this Agreement shall be construed to create an obligation of a Limited Partner to contribute additional capital to the Partnership for the benefit of any third party.

9.3           Power of Attorney.  Subject to Section 7.3, each Limited Partner hereby irrevocably constitutes and appoints the General Partner as such Limited Partner's true and lawful attorney-in-fact with full power and authority to act in such Limited Partner's name, place and stead to make, execute, acknowledge, deliver, swear to, file, record and publish (a) any amendments to or cancellations of the Certificate that may require the signature of such Limited Partner, (b) all fictitious name registration forms, (c) any amendments to this Agreement adopted in accordance with this Agreement, (d) all certificates, forms and other instruments necessary to qualify, continue or terminate the qualification of the Partnership in any state where it may be doing business, and (e) any other instrument which the General Partner deems to be in the best interests of the Partnership to file and which is not inconsistent with this Agreement. The Power of Attorney hereby granted by each Limited Partner is coupled with an interest, is irrevocable, and shall survive the death, incapacity, dissolution, termination of or Bankruptcy Action with respect to the Limited Partner or the transfer by the Limited Partner of all or part of such Limited Partner's Partnership Interest.  The Power of Attorney hereby granted is a durable power of attorney.  Each Limited Partner shall deliver to the General Partner, within five days of receipt of a request therefor from the General Partner, such other and further powers of attorney or instruments as the General Partner deems necessary or appropriate to carry out the intent and purposes of this Section 9.3 and the remainder of this Agreement.

9.4           Changes in Addresses.  Each Limited Partner shall promptly report to the Partnership any changes in the address of the Limited Partner as previously reported to the Partnership. The General Partner shall cause this Agreement (specifically, Exhibit A) to be duly amended to reflect the address changes of the Limited Partners, if any.

9.5           General Partner as Limited Partner.  If the General Partner acquires or becomes a transferee of all or a part of the Partnership Interest of a Limited Partner, the General Partner, subject to the provisions of Article X, shall be treated also as a Limited Partner to the extent of such Partnership Interest.  If any General Partnership Interests are converted to Limited Partnership Interests pursuant to Section 4.8, the General Partner shall be treated also as a Limited Partner to the extent of such converted Partnership Interests.

ARTICLE X

TRANSFERS OF PARTNERSHIP INTERESTS BY LIMITED PARTNERS

10.1           General Restrictions.  No Limited Partner shall Transfer all or any part of its Limited Partnership Interest except as provided in this Agreement.  Any purported Transfer of a Limited Partnership Interest by a Limited Partner in violation of the terms of this Agreement shall be void ab initio to the extent permissible under applicable law.  To the extent that it is not permissible under applicable law for a Transfer by a Limited Partner in violation of the terms of this Agreement to be void ab initio, the transferee shall under no circumstances be admitted as a Substitute Limited Partner or be entitled to exercise any voting or approval rights under Section 7.3(b) or otherwise, and instead shall only be entitled to receive, to the extent of the Partnership Interest transferred, the Distributions to which the transferor would be entitled (and provided for clarity that a transferee by means of an unenforced charge, pledge, encumbrance, mortgage or other like Transfer shall not be entitled to any such Distributions).  Furthermore, any purported Transfer of a Limited Partnership Interest that contravenes Section 2.3 of the LGS Equity Investors’ Agreement (so long as such agreement remains in effect) shall be, and shall be treated by the Partnership and the other Partners as, void ab initio, and the purported transferee shall (a) under no circumstances be admitted as a Substitute Limited Partner, (b) not be entitled to any rights hereunder whatsoever, including any voting, veto, or information rights, and (c) not be entitled to any Distributions whatsoever under any circumstances.  A permitted Transfer shall be effective as of the date specified in the instruments relating thereto that are delivered to the General Partner.  No Limited Partner shall request the General Partner or the Partnership to grant all or any portion of any rights in any Limited Partnership Interest to any Person as a result of any Transfer that is not permitted pursuant to this Agreement or under the LGS Equity Investors’ Agreement (so long as such agreement remains in effect).

10.2           Permitted Transfers.  A Limited Partner shall have the right to Transfer (but not to substitute the transferee as a Substitute Limited Partner in such Limited Partner's place except in accordance with Section 10.3) all or any part of such Limited Partner's Limited Partnership Interest provided that (a) the Transfer would not result in the “termination” of the Partnership pursuant to Section 708 of the Code, (b) except in the case of a Transfer to an Affiliate of the transferor, the Transfer occurs no earlier than six (6) months after the Effective Date, (c) the transferor has complied with the provisions of Section 10.7 and Section 10.8, if applicable, and the Transfer otherwise complies with the requirements of this Agreement, (d) the transferor has delivered to the General Partner and the other Limited Partners an opinion of counsel reasonably satisfactory to the General Partner and the other Limited Partners that neither the Transfer nor any offering in connection therewith is required to be registered under either the Securities Act of 1933, as amended, or any applicable state securities laws, and (e) to the extent applicable, the Transfer complies with the requirements of the LGS Equity Investors’ Agreement.  Any transferee desiring to make a further Transfer of all or any part of a Limited Partnership Interest shall be subject to all of the provisions of this Article X to the same extent and in the same manner as any Limited Partner desiring to make any such Transfer.

10.3           Substitute Limited Partners.  No transferee of all or any part of any Limited Partnership Interest shall become a Substitute Limited Partner unless and until:

(a)           the Transfer is permitted under Section 10.2 and is not prohibited under Section 10.1;

(b)           the transferor has stated such intention in the instrument of Transfer;

(c)           the transferee has executed an instrument accepting and adopting the terms and provisions of this Agreement and has provided such other instruments and such assurances as to the enforceability of all such instruments as the General Partner may reasonably require;

(d)           the transferor or transferee has paid all reasonable expenses of the Partnership in connection with the admission of the transferee as a Substitute Limited Partner; and

(e)           to the extent applicable, the transferee satisfies the requirements of the LGS Equity Investors’ Agreement, including (if applicable) by agreeing in writing to be bound by the LGS Equity Investors’ Agreement.

The Partners hereby consent to any substitution made in accordance with the provisions of this Section 10.3.  Upon satisfaction of all of the foregoing conditions with respect to a particular transferee, the General Partner shall cause this Agreement (specifically, Exhibit A) to be duly amended to reflect the admission of the transferee as a Substitute Limited Partner.

10.4           Effect of Bankruptcy, Death, Incompetency or Termination of a Limited Partner.  The death, adjudication of incompetency, dissolution, or termination of the existence of, or the occurrence of a Bankruptcy Action with respect to, a Limited Partner shall not cause the termination or dissolution of the Partnership. Upon any such occurrence, the trustee, executor, administrator, guardian, conservator or similar legal representative of the Limited Partner, in such capacity, shall be liable for all of the obligations of the Limited Partner and shall have all of the rights of the Limited Partner for the purpose of settling or managing the Limited Partner's estate or property.

10.5           Effect of Admission as a Substitute Limited Partner.  Unless and until admitted as a Substitute Limited Partner pursuant to Section 10.3, a transferee of a Limited Partnership Interest shall not be entitled to exercise any rights of a limited partner in the Partnership, including the right to vote, grant approvals, or give consents with respect to such Partnership Interest, the right to require any information or accounting of the Partnership's business and affairs, or the right to inspect the Partnership's books and records.  Rather, such transferee shall only be entitled to receive, to the extent of the Partnership Interest transferred, the Distributions to which the transferor would be entitled (and provided for clarity that a transferee by means of an unenforced charge, pledge, encumbrance, mortgage or other like Transfer shall not be entitled to any such Distributions).  A transferee who has become a Substitute Limited Partner has, to the extent of the Partnership Interest transferred to it, all the rights and powers of the Limited Partner for whom the transferee is substituted and is subject to the restrictions and liabilities of a Limited Partner under this Agreement and the Act.  Upon admission of a transferee as a Substitute Limited Partner, the transferor of the Limited Partnership Interest so acquired by the Substitute Limited Partner shall cease to be a limited partner of the Partnership to the extent of such Partnership Interest.  A Person shall not cease to be a Limited Partner upon assignment of all of such Limited Partner's Limited Partnership Interest unless and until the transferee(s) become(s) a Substitute Limited Partner.

10.6           Withdrawal of a Limited Partner.  No Limited Partner shall have the right or power to withdraw, resign or retire from the Partnership.

10.7           Right of First Bid.

(a)           Any Limited Partner proposing to Transfer (other than by charge, pledge, encumbrance, mortgage or other like Transfer) a Limited Partnership Interest to any Person other than a Wholly Owned Affiliate of such Limited Partner shall provide written notice of its intention to make such Transfer (a “Transfer Notice”) to the other Partners.

(b)           Upon receipt of the Transfer Notice, each Partner shall have the right (individually or collectively), for a period of thirty (30) days following the date of the Transfer Notice, to submit to the transferring Limited Partner (either alone or in combination with one or more other Partners) an irrevocable and unconditional offer to purchase, at the per Unit price (the “Bid Price”) and on the terms (the “Bid Terms”) set forth in such offer (a “Bid”), all, but not less than all, of the Units subject to the Transfer Notice.

(c)           Upon receipt of a proper Bid, the transferring Limited Partner may, in its sole discretion, accept a Bid by delivering written notice (an “Acceptance Notice”) to the Partner or Partners submitting such Bid within thirty (30) days of receipt of such Bid.  If separate and differing Bids are submitted by Partners entitled to receive the Transfer Notice, the transferring Limited Partner may, in its sole discretion, determine which Bid is superior (based on Bid Price and Bid Terms).  The transferring Limited Partner must inform all of the offering Partners of the Bid it determines is superior by delivering an Acceptance Notice to each offering Partner, which specifies the Bid Price and the Bid Terms of the superior Bid.

(d)           The closing of the Transfer of the Units covered by any Bid shall occur within sixty (60) days following the date of the Acceptance Notice (or, if later, within five (5)

business days after the receipt of all necessary approvals from applicable Governmental Authorities).  To consummate such purchase, each Partner who submitted the Bid accepted by the transferring Limited Partner (each a “Purchasing Partner” and collectively, the “Purchasing Partners”) shall (i) pay (by wire transfer of immediately available funds (in U.S. dollars) to such U.S. bank accounts as the transferring Limited Partner may designate in writing to each Purchasing Partner no later than three (3) business days prior to the closing date for the Transfer) an amount equal to the product of (A) the Bid Price, multiplied by (B) the number of Units being purchased by each Purchasing Partner pursuant to such Bid, and (ii) take all such further actions and execute, acknowledge and deliver all such further documents that are necessary to effectuate the Transfer of the Units contemplated by this Section 10.7.  Notwithstanding the preceding sentence, the Partners acknowledge and agree that the Bid Price may be paid in whole or in part with equity of any Purchasing Partner or any of its Affiliates, as the transacting Partners may agree.

(e)           Upon the closing of such Transfer, (i) all of such transferring Limited Partner’s obligations and liabilities associated with the Units which are the subject of such Transfer will terminate except those obligations and liabilities accrued through the date of such closing, (ii) such transferring Limited Partner shall have no further rights as a Limited Partner in respect of the Units which are the subject of such Transfer, and (iii) all the rights, obligations and liabilities associated with the Units which are the subject of such Transfer (other than the obligations and liabilities of the transferring Limited Partner accrued through the date of such closing, unless otherwise agreed in writing) shall become the rights, obligations and liabilities of the Purchasing Partner acquiring such Units.

(f)           If no Bid is submitted within the 30-day period following the date of the Transfer Notice, or if Bids are submitted but (i) no Bid is accepted by the transferring Limited Partner, or (ii) if a Bid is accepted by the transferring Limited Partner but the closing of the Transfer has not occurred by the later of (A) the date sixty (60) days following the date of the Acceptance Notice and (B) the date five (5) days after the receipt of all necessary approvals from applicable Governmental Authorities, then the transferring Limited Partner shall have the right for a period of one hundred eighty (180) days (two hundred forty (240) days in the circumstance where the closing has not occurred as a result of a failure of the Purchasing Partner to abide by its obligations in connection with the closing of the Transfer) thereafter to Transfer such Units to any Person at any price and on any terms so long as such price is no less favorable to such transferring Limited Partner, and such terms are no less favorable in any material respect to such transferring Limited Partner, than the price and terms contained in the best of any Bids (based on Bid Price and Bid Terms) received hereunder within such 30-day period following the date of the Transfer Notice or selected as superior pursuant to Section 10.7(c).  If such Transfer is not consummated within such 180-day or 240-day period, as the case may be (provided that, if a binding purchase agreement has been entered into within such period but the consummation of such Transfer has not occurred by the end of such period, then such Transfer may be consummated within 90 days following the end of such 180-day or 240-day period), then any subsequent Transfer by the transferring Limited Partner shall again be subject to the right of first bid as set forth in this Section 10.7.

10.8           Tag-Along Right in Favor of Holders of Class B Limited Partnership Interests.  Any Partner (including the holder of a Class B Limited Partnership Interest) proposing to Transfer (other than by charge, pledge, encumbrance, mortgage or other like Transfer) a Limited Partnership

Interest or a General Partnership Interest that, pursuant to Section 4.8 may be converted into a Limited Partnership Interest, to a non-Affiliate shall provide to each holder of a Class B Limited Partnership Interest that is not an Affiliate of the General Partner (a “Tag-Along Right Holder”), written notice of the transferring Partner’s intention to make such Transfer (a “Tag-Along Transfer Notice”).   The Tag-Along Transfer Notice shall set forth the price and terms of the proposed Transfer (the “Transfer Terms”), as well as the portion (by percentage) of the transferring Partner’s Partnership Interest (including, where applicable, a calculation of the Limited Partnership Units into which any General Partner Units would convert into under Section 4.8) proposed to be Transferred to the proposed transferee (the “Subject Interest”), provided that the representations and warranties of the Tag-Along Right Holder shall be limited to representations and warranties as to its ownership of the Tag-Along Interest (as hereinafter defined) and the absence of adverse claims with respect to the Tag-Along Interest, other than the security interest in favor of the lender or lenders to the Partnership and the restrictions on transfer contained in the LGS Equity Investors' Agreement.  Upon receipt of the Tag-Along Transfer Notice, each Tag-Along Right Holder shall have the right, for a period of thirty (30) days following the date of the Tag-Along Transfer Notice, to submit to the transferring Partner an irrevocable election to participate in the proposed Transfer by the transferring Partner on the Transfer Terms (the “Tag-Along Election Notice”).  Such election shall apply, as the Tag-Along Election Notice provides, to all or any part of the same portion (by percentage) of the Tag-Along Right Holder’s Limited Partnership Interest as the portion (by percentage) of the transferring Partner’s Partnership Interest represented by the Subject Interest (the “Tag-Along Interest”) (i.e., if the Subject Interest represents thirty percent (30%) of the transferring Partner’s Partnership Interest, the Tag-Along Interest may represent up to thirty percent (30%) of the Partnership Interest of the Tag-Along Right Holder, as the Tag-Along Right Holder so elects).  In the event any Tag-Along Right Holder exercises its tag-along right under this Section 10.8, the transferring Partner will, as a condition to its right to Transfer the Subject Interest to the proposed transferee, cause the proposed transferee to purchase all Tag-Along Interests as well as the Subject Interest on the Transfer Terms and at the same time.  Such purchase shall occur no later than the later of (a) the date fifteen (15) business days following the expiration of the 30-day period for delivering Tag-Along Election Notices and (b) the date five (5) business days after the receipt of all necessary approvals from applicable Governmental Authorities for the purchase of the Subject Interest and all Tag-Along Interests.  In the event that no Tag-Along Right Holder timely delivers a Tag-Along Election Notice, then the transferring Partner shall be permitted to Transfer the Subject Interest to the proposed transferee on the Transfer Terms within sixty (60) days or, if later, the date five (5) business days after the receipt of all necessary approvals from applicable Governmental Authorities.

ARTICLE XI

CHANGES IN THE GENERAL PARTNER
AND TRANSFERS OF GENERAL PARTNERSHIP INTERESTS

11.1           General Restrictions.  No General Partner shall Transfer all or any part of its General Partnership Interest except as provided in this Agreement.  Any purported Transfer of a General Partnership Interest by a General Partner in violation of the terms of this Agreement shall void ab initio to the extent permissible under applicable law.  To the extent that it is not permissible under applicable law for a Transfer by a General Partner in violation of the terms of this Agreement to be void ab initio, the transferee shall under no circumstances be admitted as an additional or successor General Partner, and instead shall only be entitled to receive, to the extent of the Partnership Interest transferred, the Distributions to which the transferor would be entitled (and provided for clarity that a transferee by means of an unenforced charge, pledge, encumbrance, mortgage or other like Transfer shall not be entitled to any such Distributions).  Furthermore, any purported Transfer of a General Partnership Interest that violates the LGS Equity Investors’ Agreement (so long as such agreement remains in effect) shall be, and shall be treated by the Partnership and the other Partners as, void ab initio, and the purported transferee shall (a) under no circumstances be admitted as a substitute or replacement General Partner (or as a Limited Partner or Substitute Limited Partner), (b) not be entitled to any rights hereunder whatsoever, including any management, voting, veto, or information rights, and (c) not be entitled to any Distributions whatsoever under any circumstances.  No General Partner shall request the Partnership to grant all or any portion of any rights in any General Partnership Interest to any Person as a result of any Transfer that is not permitted pursuant to this Agreement or under the LGS Equity Investors’ Agreement (so long as such agreement remains in effect).

11.2           Permitted Transfers.  A General Partner shall have the right to Transfer (but not to substitute the transferee as a General Partner in such General Partner’s stead) all or any part of such General Partner's General Partnership Interest provided that (a) the Transfer would not result in the “termination” of the Partnership pursuant to Section 708 of the Code, (b) except in the case of a Transfer to an Affiliate of the transferor, the Transfer occurs no earlier than six (6) months after the Effective Date, (c) except in the case of a Transfer to an Affiliate of such General Partner, the remaining General Partners (if any) and a Class B Limited Partner Majority have consented in writing to such Transfer and the proposed transferee, (d) the Transfer complies with the requirements of this Agreement, (e) the transferor has delivered to the remaining General Partners (if any) and the Limited Partners an opinion of counsel reasonably satisfactory to the remaining General Partners and the Limited Partners that neither the Transfer nor any offering in connection therewith is required to be registered under either the Securities Act of 1933, as amended, or any applicable state securities laws and that such Transfer does not adversely affect any exemption from registration that was available to the Partnership, (f) to the extent applicable, the Transfer (and the organizational documents of the Transferee) complies with the requirements of the LGS Lease and the LGS Equity Investors’ Agreement, including applicable requirements to maintain the Partnership's status as a Special Purpose Bankruptcy Remote Entity, and the Transferee has agreed to be Party to the LGS Equity Investors’ Agreement.   Any transferee desiring to make a further Transfer of all or any part of a General Partnership Interest shall be subject to all of the provisions of this Article XI to the same extent and in the same manner as any General Partner desiring to make any such Transfer.  The Limited Partners hereby agree to not unreasonably withhold consent to any Transfer made in accordance with the provisions of this Section 11.2 and not prohibited by Section 11.1.  A Person shall not cease to be a General Partner upon the Transfer of all of such General Partner's General Partnership Interest unless and until the transferee(s) thereof has (have) been admitted to the Partnership as a successor general partner pursuant to Section 11.5(a).  Upon such admission, the successor general partner automatically shall be deemed to have exercised a right to carry on the Partnership, and the Partnership shall not be deemed to have dissolved and be required to wind up its affairs.

11.3           Withdrawal or Removal of a General Partner.  Except with the prior written approval of the other General Partners (if any) and a Class B Limited Partner Majority, no General Partner shall have the right to withdraw, resign or retire from the Partnership.  A General Partner may not be removed by the other Partners.

11.4           Effect of Withdrawal or Removal of a General Partner.  In the event that a General Partner withdraws, resigns, or retires with the prior written approval of the other General Partners (if any) and a Class B Limited Partner Majority in accordance with Section 11.3, or in the event that a General Partner is the subject of a Bankruptcy Action or ceases to be a general partner of the Partnership pursuant to the Act, the following shall apply:

(a)           Such General Partner shall immediately cease to be a general partner of the Partnership (thereby terminating all management powers, duties and responsibilities of such General Partner) and such General Partner's Partnership Interest shall be deemed to have been surrendered (except to the extent it is to be purchased pursuant to subsection (d) below).

(b)           The remaining General Partners, if any, shall have the right and power to continue the business of the Partnership rather than allow the Partnership to be dissolved and its affairs wound up.  Any exercise of such right by the remaining General Partners shall be made in writing, within sixty (60) days following such event, and a copy thereof shall be given to each Limited Partner.  The remaining General Partners shall cause this Agreement and the Certificate to be duly amended and filed to reflect any such event or continuation as and when required by the Act.

(c)           If the Partnership is dissolved as a result of such event and the Partnership is wound up and terminated pursuant to the provisions of Article XII, then such General Partner (the “Former General Partner”) shall remain entitled to the Distributions and allocations that would otherwise be made to it under the provisions of Articles VI and XII.  If the business of the Partnership is continued by the remaining General Partners, if any, the Former General Partner shall be entitled to receive from such remaining General Partners (and not from the Partnership) the amount, in the manner and on the terms and conditions set forth in subsection (d) below.  If the business of the Partnership is continued by the Limited Partners pursuant to the provisions of Section 11.5(b), the Former General Partner shall be entitled to receive from the Partnership or the successor General Partner(s) (and not from the Limited Partners) the amount, in the manner and on the terms and conditions set forth in subsection (d) below.

(d)           Unless otherwise agreed upon by the Former General Partner and the Person(s) specified in the last two sentences subsection (c) above (the "Purchaser"), the amount payable to the Former General Partner by the Purchaser shall be determined by the Accountant and shall be equal to the amount, if any, that the Former General Partner would receive if the non-liquid assets of the Partnership were sold for their Fair Value as of the Valuation Date (as defined below), the Partnership was dissolved and the proceeds from the deemed sale and all liquid assets of the Partnership as of the Valuation Date were distributed to the Partners in accordance with the provisions of Section 6.2(c) after compliance with Sections 6.2(a) and (b) as of such date.  The "Valuation Date" shall mean the date of the withdrawal, resignation, or retirement of the Former General Partner, or the date that the Former General Partner ceased to be a general partner of the Partnership pursuant to the Act.   The Fair Value of any non-liquid assets shall be determined by a qualified appraiser(s) selected by the remaining General Partner, if any, or if none, by a Limited Partner Majority.  The appraisal shall be completed and delivered to the Accountant as soon as practicable following the Valuation Date.

Within fifteen  (15) days after the Fair Value of the non-liquid assets is determined, the Accountant shall determine the amount payable to the Former General Partner and shall give written notice thereof to the Former General Partner, the remaining General Partners, if any, the successor General Partner, if any, and the Limited Partners.  Payment shall occur on such date (the “Purchase Date”) as may be selected by the Purchaser, which date shall be not more than thirty (30) days following the date the notice is given by the Accountant.  At the closing, the Former General Partner shall execute and deliver to the Purchaser such deeds, bills of sale, assignments and other instruments as shall reasonably be requested by the Purchaser to effect the transfer to the Purchaser, as of the Valuation Date, of all of the Former General Partner's right, title and interest in its General Partnership Interest.

The Partnership shall pay the fees and expenses of the Accountant and appraiser in connection with the operation of the provisions of this Section but the cost thereby shall be taken into account by the Accountant in determining the amount to be paid to the Former General Partner.

(e)           In the event the Partnership suffers damages as a result of or in connection with any withdrawal, resignation, or retirement of a Former General Partner, the Partnership shall be entitled to receive from the Purchaser, out of the amount otherwise due from the Purchaser to the Former General Partner, such portion of such amount as shall be equal to such damages or all of such amount if less than such damages.  The rights of the Partnership under this subsection shall be in addition to any other rights and remedies it may have by law against the Former General Partner.

(f)           On the Purchase Date, the Purchaser shall agree to indemnify and hold the Former General Partner harmless from and against any and all loss, damage, liability or expense that the Former General Partner may incur under any liability, debt or obligation of the Partnership that was included by the Accountant as a Partnership liability, debt or obligation in determining the amount payable to the Former General Partner by the Purchaser.

11.5           Additional or Successor General Partners.

(a)           The General Partner with the written approval of a Class B Limited Partner Majority, shall have the right and power to admit to the Partnership from time to time one or more Persons as general partners, whether as an additional general partner or as a successor general partner; provided, however, that no additional or successor general partner may be admitted unless such general partner becomes a party to the LGS Equity Investors’ Agreement and the other requirements of Section 2.3 of the LGS Equity Investors’ Agreement have been satisfied.  If such admission is to result in a reduction or dilution of the Percentage Interests of the Limited Partners, the reduction or dilution must be proportionate among all Partners.

(b)           In the event the General Partner withdraws, resigns, retires, or is the subject of a Bankruptcy Action or the Partnership otherwise ceases to have any general partners for any reason (other than upon the winding up and termination of the Partnership), the Limited Partners shall have the right and power to continue the business of the Partnership if, within ninety (90) days after (but effective as of) the date on which there ceases to be a general partner, all of the Limited Partners determine in writing to so continue the Partnership and select a successor general partner; provided, however, that no successor general partner may be admitted unless such general partner becomes a party to the LGS Equity Investors’ Agreement and the other requirements of Section 2.3 of the LGS Equity Investors’ Agreement have been satisfied.

(c)           The Limited Partners hereby consent to any admission made in accordance with the provisions of this Section 11.5.  No Person shall be deemed to be admitted as a General Partner unless and until such Person shall have executed an instrument accepting and agreeing to be bound by all of the terms of this Agreement and executed an amendment to the Certificate.  The General Partners shall cause this Agreement and the Certificate to be duly amended and filed to reflect any such admission.

11.6           Changes in General Partners.  The General Partners shall promptly cause this Agreement (specifically, Exhibit A) and the Certificate to be duly amended and filed to reflect any changes in the composition or addresses of the General Partners.

ARTICLE XII

DISSOLUTION AND TERMINATION

12.1           Events Causing Dissolution.  Subject to Section 7.3, the Partnership shall be dissolved upon the first to occur of the following events:

(a)           any sale or other disposition by the Partnership of all or substantially all of its interests in non-liquid Partnership Properties, unless the Partnership in connection with such disposition acquires a promissory note or other evidence of indebtedness, in which case the Partnership shall be dissolved following the payment of such note or other evidence of indebtedness;

(b)           a Bankruptcy Action occurs with respect to the Partnership;

(c)           the expiration of ninety (90) days after the withdrawal of the last remaining General Partner or an event of withdrawal with respect to the last remaining General Partner occurs, unless an election and appointment has been made pursuant to Section 11.5(b);

(d)           the determination of the General Partner and a Limited Partner Majority; or

(e)           except as otherwise provided herein, any other event causing a dissolution of the Partnership under the provisions of the Act.

12.2           Effect of Dissolution.  Except as otherwise provided in this Agreement, upon the dissolution of the Partnership, the General Partner (or if there is no remaining General Partner, a liquidating trustee appointed by a Limited Partner Majority) shall proceed to wind up, liquidate and terminate the business and affairs of the Partnership.  In connection therewith, the General Partner or liquidating trustee shall have the specific power and authority for, in the name of, and on behalf of the Partnership to liquidate and reduce to cash (to the extent necessary or advisable) the Partnership Properties as promptly as is consistent with obtaining a reasonable value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 12.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.  Notwithstanding the foregoing, no assets shall be distributed in kind to any Limited Partner without the consent of such Limited Partner.

12.3           Application of Proceeds.  Upon the dissolution and liquidation of the Partnership, the assets of the Partnership shall be applied and distributed in the order of priority established in Section 6.2.

ARTICLE XIII

DISPUTE RESOLUTION

13.1           Disputes.  This Article XIII shall apply to any (a) dispute, claim, or controversy arising out of or relating to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including the performance, breach, validity, construction, interpretation, application, enforceability or termination of this Agreement or any of its provisions, and including with respect to whether a Partner is in compliance with, or breach of, any provision of this Agreement, and (b) the applicability of this Article XIII to a particular dispute, claim, or controversy (collectively, a “Dispute”).

13.2           Negotiations to Resolve Disputes.  The disputing Partners will, prior to the initiation of any claim or cause of action, each promptly appoint an officer or representative that has settlement authority to meet (in person or by teleconference) as soon as reasonably practicable in a good faith effort to settle or otherwise resolve the Dispute equitably and reasonably promptly; provided, however, that no settlement will be binding on the disputing Partners until reduced to writing and signed by the disputing Partners.  If the Dispute is not settled or otherwise resolved by the earlier of the date forty-five (45) days following the first meeting of the representatives, or the date on which the representatives unanimously agree that a settlement or other resolution of the Dispute is not possible, then the disputing Partners may proceed as set forth in Section 13.3.

13.3           Arbitration.

(a)           Any Dispute not resolved pursuant to Section 13.2 shall be finally resolved by binding arbitration initiated upon the written notice (an “Arbitration Notice”) of any disputing Partner.  The arbitration shall be administered by the American Arbitration Association (the “AAA”) and shall be conducted in accordance with this Agreement and the then current Commercial Arbitration Rules of the AAA (the “AAA Rules”), and judgment on the award may be entered in any court having jurisdiction thereof.

(b)           The seat of the arbitration shall be Dallas, Texas, or such other place as the disputing Partners may agree.  The arbitrator(s) shall determine the matters at issue in the Dispute in accordance with the substantive law of the State of Delaware, excluding the conflicts provisions of such law.

(c)           In the event that any Partner’s claim or counterclaim equals or exceeds $1,000,000, exclusive of interest or attorneys’ fees, the Dispute shall be heard and determined by three (3) arbitrators.  Otherwise, the Dispute shall be heard and determined by one (1) arbitrator.

(d)           In the event that one arbitrator shall hear the Dispute, the disputing Partners shall attempt to agree upon a qualified individual to serve as arbitrator.  If the disputing Partners are unable to so agree within thirty (30) days of the Arbitration Notice, then the arbitrator shall be selected and appointed in accordance with the AAA Rules.

(e)           In the event that three arbitrators shall hear the Dispute, each disputing Partner shall, within thirty (30) days of the Arbitration Notice, select one person to act as an arbitrator.  The two arbitrators so selected shall, within fifteen (15) days of their appointment, select a third arbitrator who shall serve as the chair of the arbitral panel.  The two Partner-selected selected arbitrators will serve in a non-neutral capacity.  The arbitrators selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute.

(f)           If a Partner fails to appoint an arbitrator as provided herein, or if the arbitrators selected by the Partners are unable or fail to agree upon a third arbitrator within fifteen (15) days of their appointment, then that arbitrator shall be selected and appointed in accordance with the AAA Rules.

(g)           Should an arbitrator die, resign, refuse to act, or become incapable of performing his or her functions as an arbitrator, the AAA may declare a vacancy on the panel.  The vacancy shall be filled by the method by which that arbitrator was originally appointed.

(h)           The arbitrator(s) shall be bound by and shall follow the then current American Bar Association /AAA Rules of Ethics for Arbitrators in Commercial Disputes.

(i)           The arbitrator(s) shall apply this Agreement as written and according to its plain language in all respects, and shall in no circumstances have authority to add, delete, modify, or deviate from any of the terms of this Agreement as written, nor shall it/they have any authority to cancel or void this Agreement, in whole or in part, or to extend the term of this Agreement, other than as may be expressly provided herein.

(j)           All awards shall be in writing and shall state the reasoning upon which the award rests including a statement of facts and conclusions of law.  Any award shall be made and signed by at least a majority of the arbitrator(s).

(k)           Unless the Partners agree otherwise, the Partners, the arbitrator(s), and the AAA shall treat the dispute resolution proceedings provided for herein, any related disclosures, and the decisions of the arbitrator(s), as confidential, except in connection with judicial proceedings ancillary to the dispute resolution proceedings and as otherwise required by law to protect the legal rights of a Partner.

13.4           Survival.  The terms of this Article XIII shall survive the termination or expiration of this Agreement.

ARTICLE XIV

MISCELLANEOUS

14.1           Meetings.  Meetings of the Partners may be called from time to time by the General Partner and shall be called by the General Partner upon the written request from time to time of a Limited Partner Majority.  Unless all Limited Partners either waive in writing notice of a meeting or are represented at a meeting in person or by proxy, written notice of each meeting, stating its place, day and hour of the meeting and the purpose(s) thereof, shall be given to each Limited Partner not less than five (5) nor more than thirty (30) days before the date of such meeting.  No meetings of the Limited Partners or the General Partner shall be required for a group of Limited Partners or the General Partner to take any action or make any decision, and any written document executed by the requisite number of Limited Partners or the General Partner shall constitute the act or decision of the Limited Partners or the General Partner.  The General Partner shall have the right to establish reasonable rules and procedures regarding the conduct of, and voting of the Limited Partners at, meetings of the Limited Partners.

14.2           Title to Assets.  Title to the Partnership Properties shall be held in the name of the Partnership.  No Partner shall individually have any ownership interest or rights in the Partnership Properties, except indirectly by virtue of such Partner's ownership of an interest in the Partnership. No Partner shall have any right to seek or obtain a partition of the Partnership Properties, nor shall any Partner have the right to demand and receive any specific assets of the Partnership upon the liquidation of or any distribution from the Partnership.  The General Partner shall execute and file such documents as may be necessary to reflect the Partnership's ownership of the Partnership Properties in such public offices as may be required.

14.3           Nature of Interest in the Partnership.  A Partner's interest in the Partnership shall be personal property for all purposes.

14.4           Notices.  Any formal notice, demand, request or other communication required or permitted to be given by this Agreement shall be sufficient if in writing and delivered by hand or sent, postage prepaid, by registered, certified, or express mail, or by reputable overnight courier service, and shall be deemed given when so delivered by hand, or if mailed, three (3) days after mailing (or one (1) business day in the case of express mail or courier service for overnight delivery).

14.5           Third Party Beneficiaries.  The provisions of this Agreement are for the exclusive benefit of the Partners, and solely with respect to Section 7.6 and Section 11.4(f), the indemnified Persons described therein.  Except for the foregoing, this Agreement is not intended to, and does not, benefit or create any rights in any other Person.

14.6           Entire Agreement.  This Agreement contains the entire agreement among the Partners, in such capacity, relative to the formation, operation and continuation of the Partnership.

14.7           Amendments.                                Except as otherwise provided herein, any amendment to this Agreement shall require the written approval of the General Partner and each Limited Partner; provided, however, that this Agreement (including Schedule A) (a) may be amended by the General Partner, without any execution of such amendment by any Limited Partner, if the amendment could not reasonably be expected to adversely affect any Limited Partner, or to reflect any action that the General Partner is expressly permitted to take, or any event that otherwise properly occurs, without the approval of any Limited Partner, and (b) may be amended by the General Partner, with the prior written approval of a Class B Limited Partner Majority, to reflect any action that the General Partner is expressly permitted to take with the approval of a Class B Limited Partner Majority or to amend the definition of “Class B Limited Partner Majority”; and, provided further that this Agreement may not be amended in contravention of any then applicable provisions of the LGS Lease or the LGS Equity Investors’ Agreement.

14.8           Governing Law.  This Agreement and the rights and obligations of the Partners hereunder shall be subject to, governed by and interpreted in accordance with the Act and other applicable laws of the State of Delaware, without regard to any “conflict of laws” principles or rules that would cause the laws of any other jurisdiction to apply.

14.9           Severability.  The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability, and will not affect the validity or enforceability of that or any other provision in any other jurisdiction.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision will be substituted for the invalid or unenforceable provision in order to carry out in that jurisdiction, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision, and (b) the remainder of this Agreement, and the application of that provision to other persons or circumstances or in other jurisdictions, will not be affected.

14.10           Binding Agreement.  Subject to the restrictions on the Transfer of Partnership Interests herein contained, the provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal and legal representatives, and permitted successors and assigns.  This Agreement may be assigned by a Partner only as part of a transfer of its Partnership Interest as permitted by the terms of this Agreement.

14.11           Headings.  The article, section, subsection, and paragraph headings contained herein are for convenience of reference only and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement.

14.12           Counterparts; Electronic Delivery.  This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon all the parties hereto, notwithstanding that all parties are not signatories to the same counterpart. This Agreement may be delivered by the facsimile or other electronic transmission of signed signature pages.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PARTNERSHIP:

Pinedale Corridor, LP

By: Pinedale GP, Inc., its General Partner

/s/ David J. Schulte
Name:	David J. Schulte
Title:	CEO

GENERAL PARTNER:

Pinedale GP, Inc.

/s/ David J. Schulte
Name:	David J. Schulte
Title:	CEO

LIMITED PARTNER:

Ross Avenue Investments, LLC

/s/ Ric E. Abel
Name:	Ric E. Abel
Title:	Executive Vice President

[Signature Page to Pinedale Corridor, LP
Amended and Restated Limited Partnership Agreement]